Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) made as of the 8th day of February, 2011, by and between Daniel Dean Keaton (the “Executive”), and EDGEN MURRAY CORPORATION, a Nevada corporation (the “Company”).

W I T N E S S E T H

IN CONSIDERATION of the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1. Employment. Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company and perform such services as shall from time to time be assigned to him by the President of the Company or his designee. The Executive shall conduct himself and all business in a manner consistent with a high regard for ethical standards and sound business practices.

2. Term of Employment. The Initial Term of Employment (“Initial Term”) of the Executive pursuant to this Agreement shall be for one year commencing on July 7, 2010 (“Effective Date”). This Agreement shall be renewed automatically for successive periods of one (1) year at the end of the Initial Term (each such one-year period being referred to herein as a “Renewal Term”), unless either the Company or the Executive elects not to renew the employment for such Renewal Term by giving written notice thereof at least ninety (90) days prior to the Expiration Date (as herein defined). For purposes hereof, the last day of the Initial Term or of each Renewal Term, if any, shall be deemed the “Expiration Date”.

3. Compensation and Other Related Matters.

3.1. Base Salary. The Executive’s Base Salary shall be as stated in Exhibit A attached hereto and made a part hereof (“Base Salary”). Base Salary shall be paid in U.S. Dollars in accordance with applicable policy of the Company. The Executive’s Base Salary shall be subject to all applicable withholding and other taxes. The Base Salary shall be reviewed for increase (but not decrease) by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) no less than annually.

3.2. Bonus. The Executive shall be entitled to a bonus in accordance with the bonus plan of the Company as it may change from time to time (“Bonus”) at the rate allowed by Exhibit A. Any payment of such Bonus shall be in U.S. Dollars, strictly in accordance with Company’s bonus program. The Company retains the right to modify or change the bonus program on an annual basis. Bonus payments are subject to all applicable withholding and other taxes.

3.3. Taxes. Any taxes or fees imposed on the Base Salary or Bonus of the Executive by the U.S., any state or local government, or any foreign government shall be subject to withholding where applicable or otherwise reported as income to the Executive.

3.4. Expenses. During the Initial Term and any Renewal Term, the Executive shall be entitled to receive prompt reimbursement from the Company for all travel, entertainment and out-of-pocket expenses which are reasonable and necessarily incurred by the Executive in the performance of his duties hereunder; provided that, the Executive properly accounts therefor in accordance with the Company’s policies as in effect from time to time. Any extraordinary expenses in amount or type must be approved by the President of the Company in advance. Such reimbursement shall be made no later than 60 days after the end of the year during which the underlying expense was incurred. In addition, no reimbursement shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement during any calendar year shall not affect the amount available for reimbursement in a subsequent calendar year.

3.5. Employment Benefits. During the Initial Term and any Renewal Term, the Executive shall be entitled to all benefits (subject to eligibility qualification) that are extended to all other employees, including, but not limited to, health insurance, 401k, life insurance, Paid Time Off, etc. The Company retains the right to modify or cancel any such benefits offered to its employees.

3.6. Vehicle Allowance. If the Executive is entitled to a vehicle allowance, such allowance is set forth in Exhibit A.

4. Termination of Employment.

4.1. Termination for Cause. The Company may, at any time and in its sole discretion, terminate the Executive’s employment for Cause (as herein defined) by delivery to the Executive of a Termination Notice specifying the nature of such Cause, effective as of the date (such effective date referred to herein as a “Termination Date”) of such Termination Notice. For purposes hereof, “Cause” shall mean (i) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Executive to an act of fraud, misappropriation or embezzlement or to a felony; (ii) the commission of a fraudulent act or practice by the Executive affecting the Company; (iii) the willful failure by the Executive to follow the lawful directions of the Board or the President; (iv) the Executive’s habitual drunkenness or use of illegal substances, each as determined in the reasonable discretion of the Board or the President; (v) the material breach by the Executive of this Agreement; or (vi) an act of gross neglect or gross or willful misconduct that relates to the affairs of the Company which the Board or the President in their reasonable discretion deems to be good and sufficient cause; provided, that the Executive shall receive a Termination Notice with respect to a termination for Cause pursuant to subsections (iii), (v) and/or (vi) hereof and the Executive shall have the thirty (30) days following his receipt of the Termination Notice to cure the breach specified therein to the reasonable satisfaction of the Board or the President prior to his employment being terminated for Cause pursuant thereto; provided, however, the Executive shall have the right to cure any such breach only one (1) time in any twelve (12) month period.

In the event of termination for Cause the Executive shall only be paid owed and accrued Base Salary up through the Termination Date. Executive shall be sent the appropriate COBRA notices and may have the option to continue health insurance benefits at Executive’s cost.

4.2. Termination due to Disability. If at any time during the Initial Term or Renewal Term of employment the Executive, due to physical or mental injury, illness, disability or incapacity (including “disability” within the meaning of the disability plan(s) which the Company then has in effect entitling the Executive to benefits there under), shall fail to perform satisfactorily and continuously, with reasonable accommodation, the duties assigned to him and the services to be performed by him hereunder for a period of three (3) consecutive months or for a non-consecutive period of five (5) months within any twelve (12) month period, the Company may terminate his employment for “Disability” upon not less than thirty (30) days prior written notice to the Executive.

In the event of termination due to Disability, the Executive shall only be paid the Base Salary (in accordance with the Company’s customary payroll practices) for twelve months after such Termination and a pro rata share of Bonus and benefits, if any, calculated through the Termination Date, which such Bonus shall be payable on the Company’s customary date for Bonus payments. The Executive shall be sent the appropriate COBRA notices and has the option to continue health insurance benefits at Executive’s cost.

4.3. Termination due to Death. The employment of the Executive shall cease as a result of the Executive’s death. The Company shall have no further obligations hereunder after the date of the Executive’s death other than the payment to the Executive’s estate, legal representative, heirs or other beneficiaries of (a) the annual Base Salary (as in effect during the year of such death) for a period of twelve months after the date of the Executive’s death (“Death Benefit”), and (b) any other benefits and pro rata Bonus, if any, earned and calculated as of the Executive’s date of death. The Bonus, if any, shall be paid on the Company’s customary date for Bonus payments. The Death Benefit due shall be paid in like manner as the Company’s payroll. The Executive’s spouse (and dependents if of an eligible age under COBRA) shall be sent the appropriate COBRA notices and have the option to continue health insurance benefits at the cost of the spouse and/or dependents.

4.4. Termination without Cause or Termination for Good Reason.

4.4.1. Subject to the obligations stated in this Section, the Company may, at any time and in its sole discretion, immediately terminate the Executive’s employment without Cause (as herein defined) by delivery to the Executive of a Termination Notice, effective as of the date of such Termination Notice (“Termination Date”) or the Executive may terminate employment for Good Reason. A termination for “Good Reason” shall mean a termination at the initiative of the Executive under this Section 4.4 following the occurrence, without Executive’s written consent, of one or more of the following events:

(a) a material reduction in the Executive’s Base Salary;

(b) a permanent relocation of Executive’s primary work assignment outside a 50-mile radius of Baton Rouge, Louisiana;

(c) a material diminution of Executive’s authority, responsibilities or duties;

(d) the occurrence of any action or inaction which causes a material breach by the Company of its obligations under this Agreement.

For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless Executive provides the Company with notice of one of the conditions described above within 90 days of the existence of the condition, the Company is provided 60 days to cure the condition, and the Executive actually terminates employment within 30 days after the end of such cure period.

For purposes of this Agreement a “Change in Control” shall be deemed to have occurred if:

(i)	the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity),

(ii)	the Company sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary),

(iii)	the Company is to be dissolved and liquidated,

(iv)	when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding any 10% or larger shareholder of record of the Company as of January 1, 2009, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities which are entitled to vote with respect to the election of the directors of the Company; or

(v)	as a result of or in connection with a contested election the members of the Board as of the date of this Agreement shall cease to constitute a majority of the Board. “Contested” as used herein shall not include election by a majority of the current Board.

4.4.2. Termination without Cause or Termination for Good Reason during Initial Term and Prior to Change in Control: In the event that the Company terminates the employment of the Executive without Cause or the Executive terminates for Good Reason during the Initial Term of employment, the Company shall have no further obligations hereunder after the Termination Date other than:

(a) payment to the Executive of the Base Salary (at the time of the Termination Date) for the period of time from the Termination Date through the end of the Initial Term, except that, said payment to the Executive of the Base Salary shall be for at least one year if the termination without Cause or for Good Reason occurs less than one year before the end of the Initial Term;

(b) providing any other benefits (such as health insurance, 401K participation, disability insurance, etc.), in effect as of the Termination Date, for the period of time from the Termination Date through the end of the Initial Term;

(c) payment of any Bonus accrued during the calendar year in which the termination occurs, with the Bonus being paid in a lump sum on the Company’s customary date for bonus payments.

4.4.3. Termination without Cause or Termination for Good Reason during Renewal Term and prior to Change in Control: In the event that the Company terminates the employment of the Executive without Cause or the Executive terminates with Good Reason during any Renewal Term, the Company shall have no further obligations hereunder after the Termination Date other than:

(a) payment to the Executive of the Base Salary (as in effect as of the Termination Date) for a period of one year from the Termination Date;

(b) providing any other benefits (such as health insurance, 401K participation, disability insurance, etc.), in effect as of the Termination Date, for the period of time from the Termination Date;

(c) payment of any Bonus accrued during the calendar year in which the termination occurs, with the Bonus being paid in a lump sum on the Company’s customary date for bonus payments.

4.4.4. For the avoidance of doubt under Section 4.4 regarding the providing of benefits or payment of accrued Bonus owed the Executive, whether the Executive is entitled to a bonus participation or benefits shall be determined as though the Executive is actually employed during the entire calendar year during which the termination occurs. In the event that the employment of the Executive is terminated without Cause or for Good Reason during the Initial Term or any Renewal Term, the Executive shall be entitled to a Bonus payment only for the calendar year in which the termination occurs.

4.4.5. Termination without Cause and Termination with Good Reason Following a Change in Control. If either (a) Executive’s employment with the Company is terminated by the Company without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death or Disability, or in the event there is a termination with Good Reason (as defined above), in either case within one year following a Change in Control (as defined above), or (b) Executive voluntarily terminates his employment on his own initiative on or after 275 days (but no later than 305 days) following a Change in Control, in either case of (a) or (b), Executive shall be entitled to and his sole remedies under this Agreement shall be:

(i)	payment to the Executive of Base Salary earned through the Termination Date, which shall be paid in accordance with the Company’s customary payroll practices;

(ii)

an amount equal to one (1) times the sum of the Base Salary, at the annualized rate in effect on the Termination Date (or in the event a reduction in Base Salary is a basis for a termination for Good Reason, then the Base Salary in effect immediately prior to such reduction) which amount shall be payable in accordance with the provisions of Section 4.4.7 of this Agreement;

(iii)	payment of any Bonus accrued during the calendar year in which the termination occurs, with the Bonus being paid in a lump sum on the Company’s customary date for bonus payments; and

(iv)	other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

In the event that the Executive voluntarily terminates his employment under (b) of this Section and then subsequently becomes actively involved in the Company or its successor entity within twelve (12) months of the date of the voluntary termination, the obligation of the Company to continue to pay the Base Salary shall immediately cease and the Executive shall be obligated to pay to the stockholders/owners of the Company immediately prior to the Change of Control (the “Stockholders”), an amount equal to the aggregate amount paid to the Executive under Sections 4.4.5 (ii) and (iii) above.

4.4.6. COBRA: The “Severance Period” shall be the period of time between the Termination Date through the date for which the Executive is due payment of Annual Base Salary. During the Severance Period, the Executive shall be sent the appropriate COBRA notice and if coverage is elected under COBRA, the Company shall pay the premium necessary for the Executive to have continued participation in the medical plan at the same benefit level at which Executive was participating on the date of the termination of employment during the applicable time period allowed for continuation of coverage under COBRA (the “COBRA Period”) until the earlier of the expiration of the Severance Period or the date on which Executive receives substantially comparable coverage and benefits under the medical plan of a subsequent employer (the “Continued Participation Period”); provided, however, if the COBRA Period terminates prior to the expiration of the Continued Participation Period, during the remainder of the Continued Participation Period Executive will not be entitled to continued participation in the medical plan and the Company will pay directly to Executive, on a monthly basis, an amount equal to the premium amount previously expended monthly by the Company for Executive’s continued participation in the medical plan. In the event that the Severance Period is less than the available COBRA Period, the Executive may elect to extend coverage for the remainder of the COBRA period, but such extended participation shall be at the Executive’s cost.

4.4.7. Payment: Any payments to the Executive based on the Annual Base Salary in this Section 4.4 shall be made in accordance with the Company’s customary payroll practices, consisting of 26 pay periods per year. The payments shall commence on the first regular pay day following the Termination Date. All taxes and required deductions shall be made from such payments.

4.5. Voluntary Termination by the Executive/ Resignation by Executive. If at any time during the Initial Term or any Renewal Term the Executive resigns from the employ of the Company for any reason whatsoever, other than disability, death, or resignation under 4.4.5 (b), 4.4.2, or 4.4.5 the Company shall have no further obligations hereunder after the date of resignation other than the payment to the Executive of the Annual Base Salary, benefits and pro rata share of Bonus, if any, accrued and unpaid through the date of resignation.

4.6. Surviving Obligations. Upon termination of employment for any reason, the obligations of confidentiality, non-competition and non-solicitation shall survive termination of employment.

4.7. No Further Liability; Release. In the event of the termination of Executive’s employment without Cause or with Good Reason, payment made under Section 4.4 and performance by the Company in accordance with this Agreement shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s rights under this Agreement. Other than payment under Section 4.4 and compliance with this Agreement, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement in the event of Executive’s termination of employment. The Company conditions the payment of any severance or other amounts pursuant to Section 4.4 upon the delivery by Executive to the Company, and the effectiveness (with all revocation periods having expired unexercised) within 60 days after the Termination Date, of a release in the form satisfactory to the Company, substantially in the form attached hereto as Attachment 1, releasing any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of this Agreement. Any severance payments that would otherwise be made to the Executive prior to the sixtieth (60th) day following the Date of Termination shall instead be withheld by the Company and paid to the Executive in a lump sum on the first payroll date coincident with or next following the sixtieth (60th) day after such Date of Termination.

4.8. Post-termination Obligation. Upon termination of employment for any reason, the Executive shall, upon request of the Company, immediately and without claim for compensation resign from all positions and offices held in the Company and/or its affiliates.

4.9. Section 409A Specified Employee. If the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, or any successor provision of law (the “Code”), to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Section 4 which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 4.9 result in a delay of payments to the Executive, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 4, provided that any amounts that would have been payable earlier but for application of this Section 4.9 shall be paid in lump-sum on the 409A Payment Date.

5. Location. Absent written consent, the Executive shall be based within a fifty mile radius of Baton Rouge, Louisiana, but is expected to travel as needed.

6. Confidentiality. The Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information (as defined herein). The parties hereto recognize that the services to be performed by the Employee pursuant to this Agreement are special and unique, and that by reason of his employment by the Company, the Executive will acquire Confidential Information. The Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of the Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of the Executive’s employment with the Company pursuant to this Agreement, the Executive agrees that at all times from and after the Effective Date, he will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Company, or its affiliates) any Confidential Information, except as required in the performance of his duties hereunder, without the prior written consent of the Company, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by the Executive of this agreement, or (ii) any such Confidential Information becomes available to the Executive on a non-confidential basis from a source other than the Company, or any of its affiliates; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company, or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if the Executive is required by law to disclose any Confidential Information; provided, that in such case, the Executive shall (a) give the Company the earliest notice possible that such disclosure is or may be required and (b) cooperate with the Company at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of the Executive under this Section shall survive any termination of this Agreement. During the Employment Term, the Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Company which embody the Confidential Information, and upon the expiration or the termination of the Employment Term, the Executive agrees that all Confidential Information in his possession, directly or indirectly, that is in writing, computer generated, or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Executive agrees that the provisions of this Section are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation.

For purposes hereof, the term “Confidential Information” means all information heretofore or hereafter developed or used by the Company, or any of its respective affiliates relating to the Business (as herein defined), and the operations, employees, customers, suppliers and distributors of the Company and its affiliates, including, but not limited to, customer lists, customer orders, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and/or its affiliates, and all trademarks, tradenames (including all rights to the tradename and trademark “Edgen” or

“Murray” or “Edgen Murray Corporation,” or any similar name), copyrights and patents, and applications therefor, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers.

For purposes hereof, the term “Business” means (i) any business or enterprise engaged in fabricating, whether directly or by contract with others, or selling or distributing prime steel plate or steel components for use in the offshore construction market, for use in shipbuilding, including the pressure vessel market, for use in mining or heavy construction or for use in the construction equipment market; (ii) the business of distributing and selling industrial steel pipe, including large OD pipe, heavy wall and X-grade pipe, DSAW, seamless, continuous weld, ERW pipe and abrasive resistant pipe (mine pipe), and valves, alloy pipe, flanges and fittings, welded fittings and flanges (high yield, stainless, exotic, carbon, chrome and low temp) per ANSI B 16.9 and B 16.5 (commodity lines and specials, i.e. anchor flanges and swivel ring flanges), forged steel fittings, outlets, pipe nipples, swage nipples, hot induction bends and Pikotek gaskets/ insulation kits, stainless steel and other nickel alloy and hastelloy pipe, valves, fittings and flanges, including all chrome grades, (collectively, the “Products”); (iii) providing added value services to such pipe and steel Products, including, flame cutting, sawing, welding, sandblasting, priming, top coat painting, epoxy applications and end finishing, and conversion of pipe to other components or products; (iv) entering into joint venture, partnership or agency arrangements relating to the sale or distribution of surplus stainless steel pipe, fittings and flanges, but excluding value-added services if not sold as part of the Products; (v) any business that uses any trademark, tradenames or slogans similar to the “Edgen,” Edgen Murray” trademarks, tradenames, or slogans; and, (vi) conducting any business, other than as described in (i) though (v) above, of a nature engaged in by the Company or any Affiliate, or in the planning stages, before and during the Restricted Period.

7. Noncompetition; Nonsolicitation.

(a) The Executive agrees that, during the Employment Term and for a period of twenty-four (24) months following the date of termination of the Executive’s employment with the Company: (i) the Executive will not, directly or indirectly, whether for himself or on behalf of any other person (or affiliate), engage in, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any business, that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, in each and every area where the Company is engaged in the sale and/or distribution of the Products on the date the Executive’s employment is terminated hereunder, including, without limitation, each and every geographical area reflected on Exhibit B (the “Restricted Area”); and, (ii) the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity, canvass or solicit, or enter into or effect (or cause or authorize to be solicited, entered into or effected), directly or indirectly, for or on behalf of himself or any other person, any business relating to the sale and/or distribution of any Products from any person, company, firm or other entity, who is, or has at any time within two (2) years prior to the date of such action been a customer or supplier of the Company, or any of its affiliates.

The Parties acknowledge that the Company is expanding and in order to prevent ongoing, repetitious amendments to this Agreement solely for the purpose of updating the Restricted Areas, the Parties agree that the Restricted Areas, inclusive of Exhibit B, shall be self-amending to include all parishes, counties and States in which the Company conducts business or actively solicits business at any time during Executive’s employment with the Company and in no event shall such Restricted Areas be less than that contained in Exhibit B. The Parties intend and agree that Executive’s continued employment thereafter shall serve as the Parties’ constructive acceptance of an amendment to enlarge the Restricted Areas. The Executive further agrees that the Restrictive Areas as shown on Exhibit B are reasonable taking into consideration the national and international nature of the Company’s business.

(b) The Executive agrees that, at all times from after the Effective Date and for a period of twenty-four (24) months following the date of termination of the Executive’s employment with the Company, the Executive will not, either personally or by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company, firm or other entity; (i) seek to persuade any employee of the Company, or any of its affiliates to discontinue his or her status or employment therewith or seek to persuade any employee or former employee to become employed or to provide consulting or contract services in a business or activities competitive with the Business; and, (ii) solicit, employ or directly or indirectly cause to be solicited or employed, or engage, directly or indirectly, the services of any employee or former employee of the Company, or any of its affiliates.

8. Remedies. In addition to whatever other rights and remedies the Company may have at equity or in law (including without limitation, the right to seek monetary damages), if Executive breaches any of the provisions contained in Sections 7(a) or (b), the Company (a) shall have its rights under Section 9 of this Agreement, (b) shall have the right to immediately terminate all payments and benefits due under this Agreement and (c) shall have the right to seek injunctive relief, without the requirement to prove actual damages or to post any bond or other security. Executive hereby waves the requirement of posting bond or other security and acknowledges that such a breach of Sections 7(a) or (b) would cause irreparable injury and that money damages alone would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 7(a) or (b) has occurred.

9. Forfeiture for Breach of Confidentiality, Noncompetition and Non-solicitation Provisions and Cessation of Payments. In the event that the Executive breaches the obligations of confidentiality, noncompetition or non-solicitation as set forth in this Agreement, the Executive, at the sole discretion of the Company, within five business days after written notice of breach and demand is made, shall be obligated to repay to the Company, in cash, the total amount of any payments made by the Company to the Executive or on the Executive’s behalf under Section 4.4 of the Agreement and the Company shall be relieved of any further obligations to make additional payments or provide any benefits during the remainder of any Severance Period.

10. Authority. The Executive shall have no authority to enter into contracts on behalf of the Company or obligate payment on behalf of the Company, except as part of the Executive’s duties, or as approved by the President of the Company in writing.

11. Rules, Regulations and Laws. The Executive at all times agrees to follow and not violate any rules, regulations and laws of any government or government agency. Specifically, the Executive acknowledges that he is familiar with the prohibitions contained in the United States Fraud and Corrupt Practices Act and represents that he will not engage in any act prohibited by such Act.

12. Governing Law. This Agreement shall be governed by and in accordance with the laws of the State of Louisiana without regard to conflict of law rules thereof.

13. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Specifically, but without limitation, the parties agree that if any court of competent jurisdiction finds that any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in Section 7(a) or (b) is overly broad or unenforceable, then the Agreement should be reduced or amended to be enforceable to the maximum extent allowable under applicable law.

14. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

15. Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service as follows:

(a)	If to the Executive:

at his then current address included in the employment records of the Company;

(b)	If to the Company:

Chief Executive Officer

c/o Edgen Murray Corporation

18444 Highland Road

Baton Rouge, LA 70809

16. Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive.

17. General. The provisions contained herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any pre-existing or other agreement between the Executive and the Company and/or its affiliates or any oral or prior written communication between the parties concerning the subject matter hereof.

Signatures are on the following page.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESSES:	EXECUTIVE:

/s/ Jennifer d’Arquin	/s/ Daniel D. Keaton
/s/ Douglas J. Daly	Name: Daniel Dean Keaton

THE COMPANY:

Edgen Murray Corporation

/s/ Jennifer d’Arquin	/s/ Daniel J. O’Leary
Name: Daniel J. O’Leary
/s/ Douglas J. Daly	Title: President

EXHIBIT A TO EMPLOYMENT AGREEMENT BETWEEN EDGEN MURRAY

CORPORATION AND DAN KEATON

SALARY - Annual base pay of $230,000

BONUS PERCENTAGE - TBD % of base pay

OTHER BENEFITS (specify — i.e. vacation, car allowance, cell phone; etc.)

Health, dental and life insurance consistent with the general company policy

401k plan benefits consistent with the general company policy

Company provided cell phone and service

Vacation policy consistent with general company policy

Executive Initial:	/s/DK	Date: 2/8/2011
Company Initial:	/s/DJO	Date: 2/8/2011

EXHIBIT B TO EMPLOYMENT AGREEMENT BETWEEN EDGEN MURRAY

CORPORATION AND DAN KEATON

Restricted Areas

The following states:

Louisiana

Texas

Executive Initial:	/s/DK	Date: 2/8/2011
Company Initial:	/s/DJO	Date: 2/8/2011

ATTACHMENT A

NOTICE: TAKE THIS AGREEMENT HOME, READ IT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS. CONSULT WITH YOUR PERSONAL ATTORNEY BEFORE SIGNING THIS AGREEMENT AS IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

SEVERANCE AND EMPLOYEE SEPARATION AGREEMENT

This Severance Agreement (“Agreement”) is made and entered into on the dates noted below by and between:                      an individual of lawful age of majority who is domiciled in the Parish\County of                     , State of                      and having a social security number with the last four digits being                     , and sometime referred to herein as Employee or Executive; and EDGEN MURRAY CORPORATION, a Nevada corporation, which does business in the, State of                     , (sometimes referred to hereinafter as “Company” or “Edgen Murray”) represented herein by its duly authorized undersigned representative officer.

I. RECITALS

WHEREAS, Employee has been employed by Company in an executive capacity and pursuant to the terms of an Employment Agreement, a copy of which is attached hereto (“Employment Agreement”); and

WHEREAS, the Employee and Company have decided to terminate the employment relationship and Employee desires a severance package from Company in connection with the separation from employment and Company is willing to grant a severance package as set forth in the Employment Agreement in exchange for a complete release of any and all claims or potential claims, if any, that Employee may have arising out of employment with Company; and

WHEREAS, Employee is willing and desirous of settling all potential differences, disputes, or claims, if any, which Employee may have against the Company.

WITNESSETH:

NOW, THEREFORE, in consideration of the agreements and mutual covenants hereinafter set forth, the parties hereby declare and agree as follows:

II. OBLIGATIONS OF COMPANY

1. Termination Date: The active employment of Employee by Company is terminated effective                      (the “Termination Date”).

2. Severance Benefits: (a) Company will continue Employee’s base salary under the terms and conditions set forth in the Employment Agreement between the parties

(“Severance Amount”). The Severance Amount will be payable in installments as set forth in the Employment Agreement beginning on the first regularly scheduled payroll date after the sixtieth (60th) day following the Termination Date; provided, that this Agreement is effective within sixty (60) days after the Termination Date (with all revocation periods having expired unexercised). Any payments of the Severance Amount that would otherwise be made to the Employee prior to the sixtieth (60th) day following the Termination Date shall instead be withheld by the Company and paid to the Employee in a lump sum on the first payroll date coincident with or next following the sixtieth (60th) day after such Termination Date. The payment of Severance Amount will be subject to standard payroll deductions, including appropriate state and federal taxes.

(b) In addition, Company will maintain current health insurance benefits for Employee as provided in the Employment Agreement and after that date will acknowledge that Employee is entitled to continuation of health insurance benefits under COBRA.

(c) Company will also comply timely with other severance provisions of the Employment Agreement.

(d) Edgen Murray agrees not to make any disparaging or derogatory remarks or divulge confidential or personal information about Employee after the Termination Date and will provide him with a favorable employment reference if contacted by prospective employers.

III. OBLIGATIONS OF EMPLOYEE

1. Release of All Claims: In consideration of the payments and other benefits to be provided by Company pursuant to the Employment Agreement and this Agreement, Employee by these presents does forever release and discharge Edgen Murray, its subsidiaries and affiliates, together with all agents, employees, servants, officers, directors, shareholders, members, owners, and insurers of said persons as well as anyone else for whom said persons are or may be responsible and all other persons, firms, companies and corporations (hereafter sometimes referenced as “Released Parties”), from any and all claims or causes of action of every kind, character and description which he has had, now has or may hereinafter acquire, irrespective of whether said claims be at this time known or unknown to him, resulting from, relating to, or in any manner connected with, directly or indirectly, his employment with or the termination of his employment with Company including claims under Title VII of the Civil Rights Act or under any other federal or state law, statute or regulation or based upon intentional or negligent infliction of emotional distress, harassment, wrongful termination, humiliation, embarrassment, damage to reputation, loss of income, back due wages, bonuses, benefits, employment benefits, penalties, or attorney’s fees. This release specifically includes, but is not limited to, any and all claims under the following provisions of law:

a.	Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991).

b.	Fair Labor Standards Act (FLSA).

c.	Americans with Disabilities Act (ADA).

d.	Family Medical Leave Act (FMLA).

e.	Human rights laws of the State of Louisiana.

f.	Anti-discrimination and retaliation laws of the State of Louisiana.

g.	Federal anti-discrimination and retaliation laws.

h.	Age Discrimination in Employment Act (ADEA).

i.	Older Workers Benefit Protection Act (OWBPA)

j.	Louisiana wage payment laws.

k.	Any and all federal and/or state laws related to and/or in any way associated with employment, discharge from employment, separation from employment and any matters related thereto.

Employee further acknowledges for himself, his heirs, successors and assigns, that all claims, causes of action, rights, demands, losses, possible suits or damages that he now has or may have against the Released Parties are fully and completely released and discharged, it being her intention not to reserve any claims, causes of action, rights, demands, losses, suits or damages of any kind against any of the Released Parties for any event which occurred prior to the date of the execution of this Agreement.

2. Confidential Information: Employee agrees that all information relating to Company concerning customers, vendors, accounts, pricing, and all other information relating to the business of Edgen Murray, shall be maintained strictly confidential and shall not be used by Employee, directly or indirectly, for his personal benefit or account or for the benefit or account of any other business or entity or for any other reason.

3. No Disparaging Remarks, etc.: Employee further agrees not to make false, disparaging, derogatory remarks or divulge confidential or personal information about the Company, its members, owners, directors, officers, employees, agents, or representatives after the Termination Date.

IV. TIME TO CONSIDER AGREEMENT/RIGHT TO REVOKE ACCEPTANCE

1. Right to Review/Seek Counsel: Employee represents and certifies that he has carefully read and fully understands all of the provisions and effects of the Agreement. Employee represents that he has been advised by Company to seek legal advice of counsel with regard to the Agreement prior to executing the Agreement, and that he has been afforded a reasonable time, not less than twenty-one (21) days, in which to seek this advice. Employee further represents that he is voluntarily entering into the Agreement and that neither Company nor its agents, representatives, or attorneys have made any representations other than those set forth herein.

2. Revocation Period: Employee understands that for a period of seven (7) days after execution of the Agreement, he will retain the right to revoke the Agreement. Employee further understands that the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Even in the event of revocation, Employee shall retain the accrued vacation benefits and wages to which he was entitled.

3. Broad Construction: The Agreement is intended to be construed as broadly as possible and is intended to cover Employee’s entire period of employment by Company and any of Company’s owners, managers, predecessors, successors, and affiliates.

V. ADDITIONAL OBLIGATIONS

1. Executed as Free Will: Company and Employee further acknowledge that this release is to inure to the benefit of the parties named herein, and any affiliated persons, firms, corporations, or organizations whatsoever and that the Agreement is made and executed by each of them by their own free will and that they have not been improperly influenced to enter into this Agreement as a result of any act or action of the part of any party.

2. Agreement to be Held in Confidence: Company and Employee (and his successors, heirs, assigns and relatives) agree to keep and maintain in strict confidence the terms, conditions and amount of this Agreement and any related documentation and any information shall not be divulged without the written permission of the other party. This provision shall not apply to information that needs to be supplied to accountants or attorneys for the purposes of handling normal business or tax matters for either of the parties. Employee, his successors, heirs, assigns and relatives further agree that if he and/or they violate this confidentiality provision, Company shall have the right to file a legal action in an appropriate forum and to seek any and all appropriate legal relief as provided by law including, but not limited to, damages, specific performance and injunctive relief. Employee further agrees that if Company seeks injunctive relief for breach of this confidentiality provision, Company is relieved of having to establish and/or prove irreparable injury and harm. Employee, her successors, heirs, assigns and relatives further agree that the appropriate damage remedy for a violation of this confidentiality provision or other provisions of this Agreement shall be the recovery of, as liquidated damages, the sum of $10,000, plus reasonable attorney’s fees and court costs as a result of pursuing the action.

3. Entire Agreement: The Agreement has been approved and signed by each party after review and with the opportunity to consult with their respective attorneys. The Agreement constitutes the entire Agreement between the parties and shall not be modified, altered or amended, except by written agreement signed by each of the parties hereto.

4. Severability: In case any term or provision of the Agreement shall be held invalid, illegal or unenforceable, in whole or in part, neither the validity nor the finality of the remainder of such term or provision, nor the validity of any other terms or provision of the Agreement shall in any way be affected thereby. No provision of the Agreement shall be interpreted for or against any party hereto on the basis that the party was the draftsman of such provision, each party having participated equally in the drafting hereof, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of the Agreement.

5. No Admission of Wrong-Doing: The parties agree that neither the execution of the Agreement nor the furnishing of any consideration shall be construed as an admission by any party hereto of any wrongdoing.

6. Governing Law and Interpretation: The Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

7. Validity of Employment Agreement: Nothing in this Severance and employment Separation Agreement shall be construed as rendering unenforceable any terms or conditions of the Employment Agreement.

8. Counterparts: This Agreement may be executed in any number of counter parts, each of which so executed shall be deemed to be an original, but all such counter parts shall together constitute but one in the same instrument.

Signatures on following page.

IN WITNESS WHEREOF, Employee has signed this Severance and Employment Separation Agreement in multiple originals in the City of                     ,                     , on this      day of             , 20    , in the presence of the respective undersigned competent witnesses.

WITNESSES:

Employee

IN WITNESS WHEREOF, Edgen Murray, through its undersigned representative, has signed this Severance and Employment Separation Agreement in multiple originals in the City of Baton Rouge, Louisiana on this      day of             , 20     in the presence of the respective undersigned competent witnesses.

WITNESSES:

EDGEN MURRAY CORPORATION

By

Executive Initial:	Date:
Company Initial:	Date: